Exhibit 99.1

Contact:  David Holmes – Investors
KCI
(210) 255-6892
david.holmes@kci1.com

KINETIC CONCEPTS REPORTS SECOND QUARTER AND
FIRST HALF 2007 FINANCIAL RESULTS; INCREASES OUTLOOK
FOR REMAINDER OF 2007

Second Quarter Highlights

      -  Net earnings increased 25% to $58.1 million
      -  Net earnings per diluted share increased 29% to $0.81
      -  Total revenue increased 20% to $396.7 million
      -  Research and development expenses increased 35% to $11.4 million

First Half Highlights

      -  Net earnings increased 17% to $111.6 million
      -  Net earnings per diluted share increased 21% to $1.57
      -  Total revenue increased 18% to $765.5 million
      -  Research and development expenses increased 34% to $21.2 million

San Antonio, Texas, July 20, 2007 – Kinetic Concepts, Inc. (NYSE: KCI) today reported second quarter 2007 total revenue of $396.7 million, an increase of 20% from the second quarter of 2006.  Total revenue for the first half of 2007 was $765.5 million, an 18% increase from the prior-year period.  Foreign currency exchange movements favorably impacted total revenue for the second quarter and first six months of 2007 by 2% compared to the corresponding periods of the prior year.

Net earnings for the second quarter of 2007 were $58.1 million, up 25%, compared to $46.6 million for the same period one year ago.  Net earnings per diluted share for the second quarter of 2007 increased 29% to $0.81, compared to $0.63 for the same period in the prior year.

For the first half of 2007, net earnings were $111.6 million, up 17% compared to $95.1 million from last year.  Net earnings per diluted share for the first six months of 2007 were $1.57, an increase of 21% from the same period one year ago.

“We continue to execute on our 2007 initiatives which include further V.A.C.® penetration in established markets and increased investment in research and development,” said Catherine Burzik, President and Chief Executive Officer of KCI.   “At the same time, we are driving fiscal discipline and global alignment throughout the organization.”

Revenue Recap – Second Quarter and First Half of 2007

Domestic revenue was $285.0 million for the second quarter and $552.6 million for the first six months of 2007, representing increases of 19% and 17%, respectively, from the prior year due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related disposables.  Domestic V.A.C. revenue of $236.2 million for the second quarter and $454.3 million for the first half of 2007 increased 22% and 20%, respectively, compared to the same periods of the prior year due primarily to higher unit volume.  The year-to-year unit growth was broad-based, with increased unit volume across all care settings particularly in the home.  Domestic revenue from therapeutic surfaces was $48.9 million for the second quarter of 2007, an 8% increase from the prior-year period due primarily to increased market penetration.

International revenue of $111.6 million for the second quarter and $212.9 million for the first half of 2007 increased 22% and 20%, respectively, compared to the prior year due primarily to increased V.A.C. revenue.  International V.A.C. revenue of $81.1 million for the second quarter and $151.6 million for the first half of 2007 increased 29% and 27%, respectively, compared to the same periods of the prior year due primarily to higher unit volume.  International surfaces revenue for the second quarter of 2007 of $30.5 million was up 6% compared to the prior year, while surfaces revenue of $61.3 million for the first half of 2007 increased 5% year-to-year.  Foreign currency exchange movements favorably impacted total international revenue by 7% in both the second quarter and first six months of 2007 compared to the corresponding periods of the prior year.

Worldwide V.A.C. revenue was $317.3 million for the second quarter of 2007 and $605.9 million for the first half of 2007, representing increases of 24% and 21%, respectively, due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related supplies.  The growth in V.A.C. revenue stemmed from increased market penetration resulting in higher unit volume.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by 2% compared to both the second quarter and first six months of the prior year.

Worldwide surfaces revenue was $79.3 million for the second quarter of 2007 and $159.6 million for the first six months of 2007, representing increases of 7% and 6%, respectively, from the corresponding periods of the prior year.  Foreign currency exchange movements favorably impacted worldwide surfaces revenue by 2% for both the second quarter and first six months of 2007 compared to the same periods one year ago.

Profit Margins

Gross profit for the second quarter and first six months of 2007 was $190.1 million and $361.3 million, respectively, representing increases of 25% and 19% from the same periods of the prior year.  Gross profit margins improved 170 basis points in the 2007 second quarter, compared to the year-ago period, due primarily to increased market penetration and improved revenue realization levels.  The year-to-year comparison also reflects the fact that the Company recorded additional homecare receivable reserves during the second quarter of the prior year which had the effect of reducing revenue in the prior period.

Operating profit for the second quarter and first six months of 2007 was $90.1 million and $173.3 million, respectively, representing increases of 26% and 18% from the same periods of the prior year.  Research and development expenses for the second quarter and first half of 2007 increased 35% and 34%, respectively, compared to the same periods one year ago.  Other selling, general and administrative expenses were higher in the second quarter of 2007 due primarily to management transition costs.

Share-Based Compensation

During the second quarter and first six months of 2007, the Company recorded share-based compensation expense totaling approximately $5.5 million and $11.3 million, respectively, before income taxes, or $0.06 and $0.12, respectively, per diluted share, under the provisions of Statement of Financial Accounting Standards No. 123R.  Share-based compensation expense was recognized in the condensed consolidated statements of earnings as follows (dollars in thousands, except per share data):

	Three months ended		Six months ended
	June 30,		June 30,

	2007	2006	2007	2006
Rental expenses	$ 1,248	$ 1,151	$ 2,830	$ 1,958
Cost of sales	167	137	373	236
Selling, general and administrative expenses	4,091	3,117	8,075	5,209
Pre-tax share-based compensation expense	5,506	4,405	11,278	7,403
Less: Income tax benefit	(1,532)	(1,270)	(3,048)	(2,080)
	______	______	______	______
Total share-based compensation
expense, net of tax	$ 3,974	$ 3,135	$ 8,230	$ 5,323
	______	______	______	______

Diluted EPS impact	$ 0.06	$ 0.04	$ 0.12	$ 0.07
	______	______	______	______

Income Tax Rate

The effective income tax rates for the second quarter and the first six months of 2007 were 33.5% and 33.4%, respectively, compared to 30.0% and 31.1% for the corresponding periods in 2006.  The lower income tax rate for the prior-year periods resulted from the favorable resolution of tax contingencies.  The effective tax rate for the full year of 2006 was 33.1%.

Refinancing

KCI has received lender commitments to fund a new $500 million revolving credit facility due July 2012.  Upon closing, KCI intends to use a portion of the new credit facility to repay the outstanding balance of $114.1 million due on our existing senior credit facility due August 2010.  In addition, after the required notice period, the Company intends to redeem the remaining $68.1 million due under our 7 3/8% senior subordinated notes due August 2013.  The closing of the new credit facility is expected to occur on or about July 31, 2007, subject to a number of conditions.  There can be no assurance, however, that these conditions will be satisfied.

The proposed new financing is designed to provide enhanced strategic and operational flexibility and capacity with fewer and less restrictive covenants and a lower overall cost of capital.

Outlook

The following guidance is based on current information and expectations as of July 20, 2007:

KCI is increasing its projections for 2007 total revenue to $1.56 – $1.59 billion based on continued demand for its V.A.C. negative pressure wound therapy devices and related supplies.  The Company is also raising its projections for net earnings per diluted share for 2007 to $3.10 – $3.20 per share, based upon a weighted average diluted share estimate of 71.0 – 72.0 million shares.  The 2007 guidance includes estimated charges associated with the debt refinancing transaction of approximately $7.5 million before income taxes.

KCI 2007 Analyst Day Event

KCI plans to host an Analyst Day event on Monday, September 17, 2007 at the St. Regis Hotel in New York.  The event will include presentations by key opinion leaders in the field of advanced wound care, as well as presentations by KCI leaders.  To learn more about the event, go to KCI’s Investor Relations web site at http://www.kci1.com/investor/index.asp and click on the Analyst Day link.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. eastern daylight time today, Friday, July 20, 2007.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	800-299-9630
International Dial-in Number:	+617-786-2904
Participant Code:	28933650

This call is being webcast by CCBN and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Webcast – Q2 2007 Kinetic Concepts, Inc. Earnings Conference Call.  The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com and institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).  An archive of the webcast will be available at http://www.kci1.com/investor/index.asp until July 19, 2008.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces.  We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care.  Our advanced wound-care systems incorporate our proprietary Vacuum Assisted Closure®, or V.A.C. Therapy technology, which has been demonstrated clinically to help promote wound healing through unique mechanisms of action and can help reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to prevent skin breakdown and assist caregivers in the safe and dignified handling of obese patients.  We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings, including acute care hospitals, extended care organizations and patients' homes, both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  These forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, in payer reimbursement policies or in our ability to protect our intellectual property. All information set forth in this release and its attachments is as of July 20, 2007.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  This report is on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, which will be filed with the SEC on or about August 1, 2007.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,			Six months ended June 30,
			%			%
	2007	2006	Change	2007	2006	Change
Revenue:
Rental	$ 283,345	$ 236,789	19.7%	$ 549,029	$ 463,766	18.4%
Sales	113,307	93,254	21.5	216,439	185,522	16.7
	_______	_______		_______	_______
Total revenue	396,652	330,043	20.2	765,468	649,288	17.9

Rental expenses	171,365	149,101	14.9	335,305	289,518	15.8
Cost of sales	35,156	28,336	24.1	68,847	56,968	20.9
	_______	_______		_______	_______
Gross profit	190,131	152,606	24.6	361,316	302,802	19.3

Selling, general and administrative expenses	88,621	72,785	21.8	166,834	140,625	18.6
Research and development expenses	11,397	8,471	34.5	21,204	15,882	33.5
	_______	_______		_______	_______
Operating earnings	90,113	71,350	26.3	173,278	146,295	18.4

Interest income and other	1,516	1,145	32.4	2,880	2,127	35.4
Interest expense	(4,131)	(5,233)	(21.1)	(8,222)	(9,974)	(17.6)
Foreign currency loss	(187)	(645)	(71.0)	(452)	(378)	19.6
	_______	_______		_______	_______
Earnings before income taxes	87,311	66,617	31.1	167,484	138,070	21.3

Income taxes	29,239	19,986	46.3	55,856	42,922	30.1
	_______	_______		_______	_______
Net earnings	$ 58,072	$ 46,631	24.5%	$ 111,628	$ 95,148	17.3%
	_______	_______		_______	_______
Net earnings per share:
Basic	$ 0.82	$ 0.65	26.2%	$ 1.58	$ 1.34	17.9%
	_______	_______		_______	_______

Diluted	$ 0.81	$ 0.63	28.6%	$ 1.57	$ 1.30	20.8%
	_______	_______		_______	_______
Weighted average shares outstanding:
Basic	70,802	71,385		70,576	71,028
	_______	_______		_______	_______

Diluted	71,427	73,586		71,257	73,431
	_______	_______		_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 180,038	$ 107,146
Short-term investments	12,000	-
Accounts receivable, net	345,497	327,573
Inventories, net	50,873	43,489
Deferred income taxes	37,740	35,978
Prepaid expenses and other	35,697	17,602
	_______	_______
Total current assets	661,845	531,788

Net property, plant and equipment	213,064	217,471
Debt issuance costs, less accumulated amortization
of $16,201 at2007 and $15,406 at 2006	4,054	4,848
Deferred income taxes	8,825	7,903
Goodwill	49,369	49,369
Other non-current assets, less accumulated amortization
of $10,054 at 2007 and $9,757 at 2006	23,526	31,063
	_______	_______
	$ 960,683	$ 842,442
	_______	_______

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$ 34,152	$ 38,543
Accrued expenses and other	193,239	189,801
Current installments of long-term debt	1,189	1,446
Income taxes payable	1,007	21,058
	_______	_______
Total current liabilities	229,587	250,848

Long-term debt, net of current installments	181,071	206,175
Non-current tax liabilities	30,341	-
Deferred income taxes	10,062	19,627
Other non-current liabilities	8,342	9,579
	_______	_______
	459,403	486,229

Shareholders' equity:
Common stock; authorized 225,000 at 2007 and 2006;
issued and outstanding 71,525 at 2007 and 70,461 at 2006	72	70
Preferred stock; authorized 50,000 at 2007 and 2006;
issued and outstanding 0 at 2007 and 2006	-	-
Additional paid-in capital	605,560	575,539
Retained deficit	(132,697)	(244,325)
Accumulated other comprehensive income	28,345	24,929
	_______	_______
Shareholders' equity	501,280	356,213
	_______	_______
	$ 960,683	$ 842,442
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$ 111,628	$ 95,148
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	41,839	38,017
Provision for bad debt	3,107	5,865
Amortization of deferred gain on sale of headquarters facility	(535)	(535)
Write-off of deferred debt issuance costs	292	734
Share-based compensation expense	11,278	7,403
Excess tax benefit from share-based payment arrangements	(9,666)	(18,744)
Change in assets and liabilities:
Increase in accounts receivable, net	(17,975)	(19,812)
Increase in inventories, net	(6,873)	(10,382)
Increase in prepaid expenses and other	(10,066)	(7,992)
Decrease in accounts payable	(4,035)	(1,587)
Increase (decrease) in accrued expenses and other	3,223	(15,337)
Increase in tax liabilities, net	20,586	36,958
Decrease in deferred income taxes, net	(12,268)	(6,860)
	_______	_______
Net cash provided by operating activities	130,535	102,876
	_______	_______
Cash flows from investing activities:
Additions to property, plant and equipment	(28,042)	(33,709)
Increase in inventory to be converted into equipment
for short-term rental	(13,400)	(4,200)
Dispositions of property, plant and equipment	773	918
Purchase of investments	(31,000)	-
Maturities of investments	19,000	-
Increase in other non-current assets	(400)	(2,032)
	_______	_______
Net cash used by investing activities	(53,069)	(39,023)
	_______	_______
Cash flows from financing activities:
Repayments of long-term debt, capital lease and other obligations	(25,364)	(50,933)
Excess tax benefit from share-based payment arrangements	9,666	18,744
Proceeds from exercise of stock options	8,699	7,442
Purchase of immature shares for minimum tax withholdings	(1,872)	(11,307)
Proceeds from purchase of stock in ESPP and other	2,142	2,231
	_______	_______
Net cash used by financing activities	(6,729)	(33,823)
	_______	_______
Effect of exchange rate changes on cash and cash equivalents	2,155	3,590
	_______	_______
Net increase in cash and cash equivalents	72,892	33,620
Cash and cash equivalents, beginning of period	107,146	123,383
	_______	_______
Cash and cash equivalents, end of period	$ 180,038	$ 157,003
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended June 30,
			Variance
	2007	2006	$	%
Total Revenue:
V.A.C.
Rental	$ 216,740	$ 174,747	$ 41,993	24.0%
Sales	100,567	81,388	19,179	23.6
	_______	_______	______
Total V.A.C.	317,307	256,135	61,172	23.9

Therapeutic surfaces/other
Rental	66,605	62,042	4,563	7.4
Sales	12,740	11,866	874	7.4
	_______	_______	______
Total therapeutic surfaces/other	79,345	73,908	5,437	7.4

Total rental revenue	283,345	236,789	46,556	19.7
Total sales revenue	113,307	93,254	20,053	21.5
	_______	_______	______
Total Revenue	$ 396,652	$ 330,043	$ 66,609	20.2%
	_______	_______	_______

USA Revenue:
V.A.C.
Rental	$ 176,454	$ 143,803	$ 32,651	22.7%
Sales	59,720	49,608	10,112	20.4
	_______	_______	______
Total V.A.C.	236,174	193,411	42,763	22.1

Therapeutic surfaces/other
Rental	41,797	38,602	3,195	8.3
Sales	7,074	6,630	444	6.7
	_______	_______	______
Total therapeutic surfaces/other	48,871	45,232	3,639	8.0

Total USA rental	218,251	182,405	35,846	19.7
Total USA sales	66,794	56,238	10,556	18.8
	_______	_______	______
Total – USA Revenue	$ 285,045	$ 238,643	$ 46,402	19.4%
	_______	_______	_______

International Revenue:
V.A.C.
Rental	$ 40,286	$ 30,944	$ 9,342	30.2%
Sales	40,847	31,780	9,067	28.5
	_______	_______	______
Total V.A.C.	81,133	62,724	18,409	29.3

Therapeutic surfaces/other
Rental	24,808	23,440	1,368	5.8
Sales	5,666	5,236	430	8.2
	_______	_______	______
Total therapeutic surfaces/other	30,474	28,676	1,798	6.3

Total International rental	65,094	54,384	10,710	19.7
Total International sales	46,513	37,016	9,497	25.7
	_______	_______	______
Total – International Revenue	$ 111,607	$ 91,400	$ 20,207	22.1%
	_______	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Six months ended June 30,
			Variance
	2007	2006	$	%
Total Revenue:
V.A.C.
Rental	$ 415,599	$ 340,179	$ 75,420	22.2%
Sales	190,271	158,910	31,361	19.7
	_______	_______	______
Total V.A.C.	605,870	499,089	106,781	21.4

Therapeutic surfaces/other
Rental	133,430	123,587	9,843	8.0
Sales	26,168	26,612	(444)	(1.7)
	_______	_______	______
Total therapeutic surfaces/other	159,598	150,199	9,399	6.3

Total rental revenue	549,029	463,766	85,263	18.4
Total sales revenue	216,439	185,522	30,917	16.7
	_______	_______	______
Total Revenue	$ 765,468	$ 649,288	$ 116,180	17.9%
	_______	_______	_______

USA Revenue:
V.A.C.
Rental	$ 339,817	$ 282,545	$ 57,272	20.3%
Sales	114,435	96,953	17,482	18.0
	_______	_______	______
Total V.A.C.	454,252	379,498	74,754	19.7

Therapeutic surfaces/other
Rental	84,862	78,195	6,667	8.5
Sales	13,484	13,600	(116)	(0.9)
	_______	_______	______
Total therapeutic surfaces/other	98,346	91,795	6,551	7.1

Total USA rental	424,679	360,740	63,939	17.7
Total USA sales	127,919	110,553	17,366	15.7
	_______	_______	______
Total – USA Revenue	$ 552,598	$ 471,293	$ 81,305	17.3%
	_______	_______	_______

International Revenue:
V.A.C.
Rental	$ 75,782	$ 57,634	$ 18,148	31.5%
Sales	75,836	61,957	13,879	22.4
	_______	_______	______
Total V.A.C.	151,618	119,591	32,027	26.8

Therapeutic surfaces/other
Rental	48,568	45,392	3,176	7.0
Sales	12,684	13,012	(328)	(2.5)
	_______	_______	______
Total therapeutic surfaces/other	61,252	58,404	2,848	4.9

Total International rental	124,350	103,026	21,324	20.7
Total International sales	88,520	74,969	13,551	18.1
	_______	_______	______
Total – International Revenue	$ 212,870	$ 177,995	$ 34,875	19.6%
	_______	_______	_______